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                                                                    EXHIBIT 10




                              FORM OF AGREEMENT

         This Agreement (the "Agreement") is entered into this ___ day of ____, ______ by and between Booth Creek Ski Holdings, Inc., a Delaware corporation ("Company"), and Timothy H. Beck ("Executive"), an individual residing at Norwich, Vermont.

         WHEREAS, Company desires to employ Executive in accordance with the terms and conditions hereinafter set forth and Executive desires to be so employed;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, Company and Executive agree as follows:

         1. EMPLOYMENT. Company hereby employs Executive as President of Eastern Operations and Executive Vice President - Planning for the Company. In this position, Executive shall report to the Office of the President or such individual as designated by the Company.

         2. DUTIES. During the Term of Employment (as hereinafter defined), Executive's duties shall be consistent with his position, along with such other duties consistent therewith as may be assigned to Executive from time to time by Company. Executive and Company acknowledge that a Related Entity, other than Company, may be the entity that acquires a destination resort and, in such event, Executive will perform duties on behalf of such entity in addition to Company. Executive shall devote his entire productive time, abilities and attention to these activities, shall perform his duties in a professional, ethical and businesslike manner, and shall comply with all policies and procedures of Company.

         3. TERM OF EMPLOYMENT. Unless earlier terminated as provided herein, the "Term of Employment," as that phrase is used in this Agreement, shall be a period commencing July 1, 1997 and ending June 30, 2002; provided, however, that the Term of Employment shall automatically be extended for successive one-year periods on each June 30, commencing June 30, 2002, unless timely written notice of termination of the Term of Employment is provided in accordance with the last sentence of this Section. Company or Executive may choose not to renew the Term of Employment, without cause or reason, upon written notice to the other at least 90 days prior to June 30, 2002, or at least 90 days prior to any June 30 date thereafter that this Agreement may remain in effect.

         4. COMPENSATION AND BENEFITS. During the Term of Employment, Company shall provide to Executive and Executive shall accept from Company as full compensation for Executive's services hereunder, compensation and benefits as follows:

                  a. BASE SALARY. Executive shall be paid at an annual base salary rate of One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500) ("Base Salary"). The Base Salary will be reviewed annually and may be increased in Company's sole discretion. The Base Salary shall be provided in accordance with payroll practices in effect for all salaried Executives of Company.

                  b. ANNUAL BONUS(ES). Executive shall be eligible to receive annual bonus(es) as determined in the discretion of the Company. For the period beginning on the date of this



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Agreement and ending on October 31, 1997, however, Executive will be entitled to a minimum bonus equal to 35% of Executive's Base Salary (prorated for the partial fiscal year) or such larger amount as Company may determine. Prior to the beginning of each fiscal year thereafter, Executive and Company will establish a set of financial, business, and personal goals, with a target bonus of 50% of Executive's Base Salary if such goals are satisfied (and a lesser bonus to the extent such goals are not satisfied but are approximated). The bonus for any fiscal year will be payable not later than sixty (60) days after the end of Company's fiscal year. Executive will be entitled to the full bonus if Executive was employed through the end of the fiscal year as to which the bonus is payable, and if Executive's employment during a fiscal year is terminated pursuant to Paragraph 8(a), 8(b), 8(e) or 8(f) hereof (but not if the Term of Employment is terminated under any other circumstances), Executive shall be entitled to a prorated bonus for such fiscal year (through the last day of Executive's employment).

                  c. INCREASE IN DUTIES. In the event Company or any Related Entity acquires a destination resort and, as a result of such acquisition, Executive's duties are materially increased, Executive's Base Salary will be increased as the parties may agree.

                  d. BENEFIT PLANS. Executive shall be eligible to participate in the health, disability, retirement, profit sharing, equity award and savings plans offered generally to executives of Company, in accordance with the terms of those plans and with participation levels and benefits to Executive that are not less favorable than those that are provided to such other executives. Executive shall be entitled to four weeks paid vacation during each calendar year of the Term of Employment. Unused vacation will not carry over to subsequent years.

                  e. LIFE INSURANCE. Provided Executive is insurable at a reasonable rate, Company shall provide to Executive or a valid trust established by Executive a term life insurance policy in the amount of One Million Dollars ($1,000,000), with at least a five year renewable term. Upon the end of the Term of Employment, Executive may acquire the policy from Company by payment of the unamortized portion of the premium for the then current policy year.

                  f. BUSINESS EXPENSES. Company shall reimburse Executive for reasonable and necessary business expenses, in accordance with Company's policies and upon presentation of appropriate documentation.

         5. BONUS PAYMENT IN THE EVENT OF AN IPO. In the event Company conducts an initial public offering, it shall thereafter establish, fund and distribute a bonus pool of $1,000,000 for its management executives, which shall include senior management level personnel at the Company and its subsidiaries. Provided he is employed at the time such bonus pool is established, Executive shall be entitled to a bonus out of such bonus pool, the amount of which shall be determined by Company in its discretion.

         6. LOCATION OF WORK/MOVING AND LIVING EXPENSES. Executive shall perform services at the various properties owned by the Company and, at the request of the Company, will be expected to reside in the general area of the community in which the Company's executive offices

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are located. In the event the location of Company's executive offices causes
Executive to relocate his residence, Company shall reimburse Executive for reasonable moving expenses (equal to the lower of two bids obtained by Executive) related to such a move and shall reimburse Executive for any real estate brokerage fee and mortgage points (up to 2%) incurred by Executive in connection with a related residential purchase.

         In the event Executive is required to spend a substantial amount of his working time at the Company's executive offices before he is required to move to the community in which such executive offices are located, Company shall reimburse Executive for the reasonable cost of travel to such offices and of temporary housing in the community in which such executive offices are located until such time as Executive is required to relocate his residence. Such housing for Executive shall either be provided by or approved by the Company, at the Company's option.

         7. RIGHT TO PURCHASE PROPERTY. Executive shall have the right to purchase one residential parcel in the community where the Company's executive offices are located (if the Company owns residential development land in such community) at Company's cost, or if such cost is not readily ascertainable, at a discounted price agreed to by Company and Executive. The residential parcel will be selected by Executive, subject to the approval of Company, such approval not to be unreasonably withheld.

         8. TERMINATION. The Term of Employment shall terminate upon:

                  a.       Executive's death;

                  b. Termination owing to Executive's disability or incapacity, due to physical or mental illness that materially detracts from Executive's ability to perform his duties hereunder for a period in excess of ninety (90) consecutive days;

                  c. Termination by Company for "Cause." For purposes of this Agreement, "Cause" means: (i) failure by Executive (other than by reason of Executive's disability or incapacity as set forth in Paragraph 8(b) hereof) to substantially perform his duties in any material respect, after notice and a reasonable opportunity to cure is provided to Executive; (ii) commission by Executive of a felony; or (iii) fraud, misappropriation or embezzlement involving property of Company or other intentional wrongful acts that materially impair the goodwill or business of Company or that cause material damage to its property, goodwill or business;

                  d.       Written agreement of Company and Executive;

                  e.       Termination by Company without Cause;

                  f. Termination by Executive for "Good Reason." Good Reason means (1) Company breaches its obligations hereunder in any material respect and fails to cure such breach within 30 days after written notice of such breach from Executive; (2) Company effects a material reduction in Executive's reporting responsibilities, titles, authority, offices or duties as in effect

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immediately prior to such change and fails to cure such reduction within 30 days after written notice of such reduction from Executive; (3) George N. Gillett, Jr. ceases to be Chief Executive Officer of Company and Booth Creek Ski Group, Inc.; or (4) George N. Gillett, Jr. and members of his immediate family cease to own sufficient shares of stock of Booth Creek Ski Group, Inc. to be able to elect a majority of the Board of Directors of Booth Creek Ski Group, Inc. (for purposes of this Agreement, the event described in this subparagraph 8(f)(4) shall constitute a "Change in Control"); or

                           g. Upon 60 days notice to Company by Executive.  If
Executive does not give at least 60 days prior written notice of his intention to terminate his employment hereunder, he will forfeit all earned but unused vacation.

         9.       COMPENSATION UPON TERMINATION.

                  a. If the Term of Employment is terminated pursuant to Paragraph 8(a), 8(b), 8(c), or 8(g), Executive shall not be entitled to receive any compensation or benefits after the date of such termination except for any unpaid Base Salary and benefits earned and/or accrued up to the effective date of such termination notice and any health insurance benefits required by applicable law.

                  b. If the Term of Employment is terminated by the parties pursuant to Paragraph 8(d) hereof, Executive shall be entitled to receive such compensation as may be specified in a written agreement, if any, between Company and Executive regarding Executive's termination.

                  c. If, within six (6) months of a Change in Control (as defined in subparagraph 8(f)(4) above), the Term of Employment is terminated pursuant to subparagraph 8(e), Executive will receive salary continuation and continuation of health insurance coverage and disability insurance coverage at the same levels and at the same times provided to Executive prior to such termination from the date of such termination until the earlier of (i) June 30, 2002 or (ii) the third anniversary of such termination but at least for a period of 18 months from the date of such termination. Such salary continuation shall be reduced by any compensation received by Executive as a result of services rendered as an employee or independent contractor during such period. Benefit continuation will cease prior to the conclusion of such period in the event Executive is eligible for comparable benefits from another entity, in which case benefit continuation shall cease on the date such comparable benefits become available. Such salary continuation shall be provided at Executive's Base Salary rate then in effect and shall be subject to required withholdings; provided, however, that if the Executive would be subject to the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") on account of receiving the compensation provided for under this section 9(c), the rate at which the Executive's salary shall be continued under this section 9(c) shall be reduced to the maximum rate that will allow the Executive to receive all of the compensation provided for under this section 9(c) without being subject to the excise tax imposed under section 4999 of the Code.


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                  d. If the Term of Employment is terminated by Company pursuant to Paragraph 8(e) (other than under circumstances set forth in 9(c) hereof) or by Executive pursuant to Paragraph 8(f), Company shall provide to Executive salary continuation and continuation of health insurance coverage and disability insurance coverage at the same levels and at the same times provided to Executive prior to such termination for a period of eighteen (18) months. Such salary continuation shall be reduced by any compensation received by Executive as a result of services rendered as an employee or independent contractor during such period. Benefit continuation shall cease prior to the conclusion of such eighteen (18) month period in the event Executive is eligible for comparable benefits from another entity, in which case benefit continuation shall cease on the date such comparable benefits become available. Such salary continuation shall be provided at Executive's Base Salary rate then in effect and shall be subject to required withholdings.

         10.      RESTRICTIVE COVENANTS.

                  a. Confidential Information. Executive acknowledges that he has had and will have access to confidential information (including, but not limited to, current and prospective confidential know-how, inventions, trade secrets, customer lists, marketing plans, business plans, information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, products, plans, finances, suppliers, and assets of Company and its parents, subsidiaries, affiliates and other related entities (collectively, the "Related Entities") that is not generally known outside Company and/or the Related Entities ("Confidential Information"). Executive agrees that he shall not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential. Executive agrees to deliver promptly to Company, at the termination of his employment or at any other time at Company's request, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information.

                  Notwithstanding the foregoing provisions, information will not be considered Confidential Information if it (a) becomes a part of the public domain without a breach by Executive of his duty of confidentiality; (b) was made known to Executive by a source other than the Company prior to commencement of his employment with Company; (c) is required to be disclosed by any court, arbitrator or government authority, or by law (subject to Executive's obligation to notify Company if he becomes obligated to disclose any such information so as to provide Company with the opportunity, to the extent feasible, to contest such disclosure); or (d) is disclosed in connection with any legal proceeding regarding a breach of the terms of this Agreement by either party.

                  b. Non-Competition. Executive agrees that during the Term of Employment and for a period of one year thereafter (the "Period"), he shall not, without the prior written consent of the Company's Board of Directors ("Board"), participate or engage in, directly or indirectly (as an owner, partner, executive officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period (x) is engaged in the business of operating a ski resort in the United States, or (y) is engaged in any material respect in the real estate development business within a 45-mile radius of any ski resort owned by Company or a Related Entity at the end of the

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Employment Term; provided, however, that this provision shall not prevent
Executive from returning to or joining, after the end of the Term of Employment, Sno.engineering or any other resort planning company, as long as no ski area operator has any financial interest in such company.

                  c. Non-Solicitation of Executives. Executive agrees that, during the Period, he shall not, without the prior written consent of the Board, directly or indirectly solicit any current executive of Company or any of the Related Entities or any individual who becomes an executive during the Period to leave such employment and join or become affiliated with any other business.

                  d. No Diversion of Business Opportunities and Prospects. During the Period, Executive shall not, without the written consent of the Board, directly or indirectly seek to divert or dissuade from continuing to do business with or entering into business with Company or any of the Related Entities, any supplier, customer, or other person or entity that had a business relationship with or with which Company was actively planning or pursuing a business relationship at or before the date of termination of his employment.

                  e. Irreparable Harm. Executive acknowledges that: (i) Executive's compliance with this Agreement is necessary to preserve and protect the proprietary rights, Confidential Information and the goodwill of Company and the Related Entities as going concerns; (ii) any failure by Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (iii) in the event that Executive should fail to comply with the terms and conditions of this Agreement, Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause Executive to comply with this Agreement, to restore to Company its property, and to make Company whole.

                  f. The provisions set forth in this Paragraph 10 shall, as noted, survive termination of this Agreement.

         11.      MISCELLANEOUS PROVISIONS.

                  a. No modification, amendment or waiver of this Agreement nor consent to any departure by Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by Executive and any officer of the Company authorized by the Board to do so. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. This Agreement and the side agreement dated June 29, 1997 set forth the entire agreement and understanding between Company and Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof.

                  b. This Agreement shall be binding upon and enforceable by Executive and Company and shall inure to the benefit of Executive's executors, administrators, heirs, successors, devisees and legal representatives and any successor or assignee of Company, but neither this

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Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred (except upon death) or hypothecated by Executive.

                  c. All notices required to be given under the terms of the Agreement, or that either of the parties desires to give hereunder, shall be in writing and delivered personally or be sent by registered mail or certified mail, postage prepaid, return receipt requested, addressed as follows:

                           If to Company:

                                    George N. Gillett, Jr.
                                    6755 Granite Creek
                                    Tetron Village, Wyoming 83025

                           With Copies to:

                                    Booth Creek, Inc.
                                    1000 S. Frontage Road West
                                    Suite 100
                                    Vail, Colorado 81657
                                    (970) 476-4030
                                    (970) 479-0291 (fax)

                                    Rex L. Sessions
                                    WINSTON & STRAWN
                                    35 West Wacker Drive
                                    Chicago, Illinois 60601
                                    (312) 558-5600
                                    (312) 558-5700 (fax)

                           If to Executive:

                                    304 Route 132
                                    Norwich, Vermont  05055

                           With a Copy to:

                                    Hynrich W. Wieschnoft
                                    Gouston & Storrs, P.C.
                                    400 Atlantic Avenue
                                    Boston, Massachusetts

Any party may change the address to which notice is to be sent to it or to her by notice in writing to the other party as provided above.


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                  d. This Agreement shall be subject to and governed by the laws of the State of Delaware.

                  e. If any provisions(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

                  f. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

                  g. Company will indemnify Executive to the maximum extent permitted by Section 145 of the Delaware Corporation Laws. The foregoing obligation will survive termination of this Agreement.

                            [signature page follows]

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                  IN WITNESS WHEREOF, the undersigned have executed this
Employment Agreement as of the date first above written.





BOOTH CREEK SKI HOLDINGS, INC.

By:      ______________________________           ______________________________

Its:     ______________________________


Dated:   __________________________ 1997   Date:  ______________________________












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